Calculation of Filing Fee Tables
S-8
FS Bancorp, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	315,000	$ 40.91	$ 12,886,650.00	0.0001381	$ 1,779.65
Total Offering Amounts:						$ 12,886,650.00		$ 1,779.65
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,779.65
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, the Amount Registered includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the FS Bancorp, Inc. 2026 Equity Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant. The Proposed Maximum Offering Price Per Share is estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933 and is calculated on the basis of $40.91 per share, the average of the high and low sale prices per share of the registrant's common stock on the Nasdaq Capital Market on June 8, 2026, which date is within five business days prior to filing this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources